UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/25/2006

BJ Services Company
(Exact name of registrant as specified in its charter)

Commission File Number:  1-10570

DE	63-0084140
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4601 Westway Park Blvd., Houston, TX 77041
(Address of principal executive offices, including zip code)

713-895-5624
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On May 25, 2006, the Board of Directors of the Company approved an Executive Severance Agreement for Bret Wells, Treasurer and Chief Tax Officer, and also approved his participation in the Company's Supplemental Executive Retirement Plan for senior executives. The Company has severance agreements with other executive officers.
The term of the agreement is automatically extended for an additional year at the end of each year, unless the Company has given one year's prior notice of termination. The agreement is intended to provide for continuity of management in the event of a change in control of the Company. The agreement provides that the covered executive officer could be entitled to certain severance benefits following a change in control of the Company. If, following a change in control, the executive is terminated by the Company for any reason, other than for death, disability or for cause, or if such executive officer terminates his or her employment for good reason (as this term is defined in the agreement), then the executive officer is entitled to a severance payment that will be three times the sum of the executive officer's base salary and bonus amount, as defined in the agreements, plus an amount equal to three times the value of the executive's largest stock option and/or performance unit grant in the prior three years. Option awards that are intended as two-year awards will be annualized for purposes of this calculation. The severance payment is generally made in the form of a lump sum. For a period of up to three years, the Company would also provide life, disability, accident and health insurance coverage substantially similar to the benefits provided before termination. Further, the Company would provide outplacement services, and the Company would provide retiree medical coverage if the executive were within five years of eligibility at the time of termination following a change in control.

Item 8.01.    Other Events

On May 25, 2006, BJ Services Company issued a news release announcing that its Board of Directors authorized an expansion of its share repurchase program. The Board action increased the repurchase authority by $1.0 billion. A copy of the news release is attached as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BJ Services Company

Date: May 31, 2006	By:	/s/ Margaret B. Shannon
Margaret B. Shannon
Vice President - General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Share Repurchase - Press Release